Exhibit 99.1

DATE:         November 2, 2005

CONTACTS:     Steven Tragash, Corporate Communications, 317-971-2031
              Andy Rieth, Investor Relations, 317-971-2061
              Doug Hughes, Investor Relations, 317-971-2039

   Federal Trade Commission Clears Johnson & Johnson's Acquisition of Guidant

Indianapolis, Ind., - November 2, 2005 - Guidant Corporation (NYSE: GDT), a world leader in the treatment of cardiac and vascular disease, today announced that the Federal Trade Commission (FTC) has agreed to terminate the Hart-Scott-Rodino (HSR) Act waiting period applicable to Guidant's pending acquisition by Johnson & Johnson. Under the terms of the merger agreement, the closing of the transaction is required within two business days after the termination or expiration of the HSR Act waiting period, the last required regulatory approval for the merger. Johnson & Johnson publicly stated today that they believe that recent product recalls and related matters have had a material adverse effect on Guidant and, as a result, Johnson & Johnson is not required to close the Guidant acquisition. Guidant has informed Johnson & Johnson that the parties remain legally obligated to complete their transaction in accordance with the Merger Agreement.

The FTC's vote to terminate the HSR Act waiting period followed Johnson & Johnson's entering into an agreement with the FTC to license certain stent technology -- including intellectual property acquired from Guidant relating to rapid exchange stent delivery systems -- to Abbott Laboratories, divest Johnson & Johnson's endoscopic vessel harvesting system business to Datascope Corporation, and terminate its cardiac anastomosis assist device distribution agreement with Novare Surgical Systems, Inc.

Details of the agreement and related documents are posted at www.FTC.gov.

"Recent product and communications issues have certainly had an impact on our business in the near term. However, we believe that the fundamentals of our business are strong and our markets and products have attractive prospects for growth," said Ronald W. Dollens, president and CEO of Guidant. "These factors confirm the judgments made when the parties executed the Merger Agreement that combining our businesses should enhance Johnson & Johnson's long-term value. While neither company depends on this transaction for its continued future success, Guidant believes that the strategic rationale for combining the two companies is as strong today as when we entered into the Merger Agreement."

Guidant Corporation

Guidant pioneers lifesaving technology, giving an opportunity for a better life today to millions of cardiac and vascular patients worldwide. The Company develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.

This release includes forward-looking statements that are based on assumptions about many important factors, including market trends and competition, particularly in connection with expanded indications and reimbursement for cardiac rhythm management products; satisfactory clinical and regulatory progress; progress with respect to the merger, including satisfaction of conditions to closing; economic conditions, including exchange rates; litigation developments; and the factors listed on exhibit 99 to Guidant's most recent 10-Q. As such, they involve risks that could cause actual results to differ materially. The company does not undertake to update its forward-looking statements.



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Guidant Corporation
111 Monument Circle, #2900, Indianapolis, IN 46204-5129
Tel 317.971.2000  Fax 317.971.2040
www.guidant.com